Exhibit 99.1

OneSpan Reports Results for Second Quarter 2021 and First Six Months of 2021

Second Quarter Financial Results

●	Total revenue declined 5% to $52.3 million
●	Recurring revenue grew 24% to $28.8 million[1]
●	Annual Recurring Revenue (ARR) grew 24% to $111.7 million[2]
●	Dollar-based net expansion (DBNE) of 116%[3]
●	GAAP net loss of $6.7 million
●	Adjusted EBITDA of $(1.0) million[4]
●	GAAP loss per diluted share of $0.17; Non-GAAP loss per diluted share of $0.04[4]
●	Full year 2021 earnings guidance adjusted to reflect updated second half 2021 outlook

CHICAGO, August 4, 2021 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today reported financial results for the second quarter and six months ended June 30, 2021.

In a separate press release today, the Company announced several leadership changes designed to accelerate its strategic evolution. Steven Worth, who previously served as Interim Chief Financial Officer, General Counsel and Chief Compliance Officer, has been named Interim Chief Executive Officer, taking over for Scott Clements, who has left the Company and resigned from the Board. John Bosshart, who serves as Chief Accounting Officer, has assumed the additional role of Interim Chief Financial Officer. In addition, OneSpan’s Board of Directors announced that Al Nietzel has been appointed Chair of the Board. Mr. Nietzel assumed the Chair role from John N. Fox Jr., who has retired from the Board consistent with his previously disclosed plans.

“We continued to make progress in our transition to a recurring revenue business driven by growth in excess of 50% across both our e-signature and mobile security offerings,” stated OneSpan Interim CEO, Steven Worth. “However, we are seeing slower progress with some of our other solutions and expect increased labor costs, gross margin pressure, and some pandemic resurgence to pressure results for the remainder of the year. We are committed to addressing these challenges head on, and will review our products and investments, optimize our operations, and focus our efforts to accelerate the pace of change to drive improved performance.”

Second Quarter 2021 Financial Highlights

●	Revenue for the second quarter of 2021 was $52.3 million, a decrease of 5% from $55.0 million for the second quarter of 2020. Revenue for the first six months of 2021 was $103.1 million, a decrease of 7% from $111.3 million for the first six months of 2020.
●	Gross profit for the second quarter of 2021 was $35.8 million and $71.3 million for the first six months of 2021. Gross profit for the second quarter of 2020 was $36.7 million and $77.0 million for the first six months of 2020. Gross margin for the second quarter of 2021 was 68% and for the first six months of 2021 was 69%. Gross margin for the second quarter of 2020 was 67% and for the first six months of 2020 was 69%.
●	GAAP operating loss for the second quarter of 2021 was $8.9 million, and for the first six months of 2021 was $18.2 million. GAAP operating loss for the second quarter of 2020 was $1.7 million, and for the first six months of 2020 was $0.9 million.
●	GAAP net loss for the second quarter of 2021 was $6.7 million, or $0.17 per share, and $15.8 million, or $0.40 per share for the first six months of 2020. GAAP net loss for the second quarter of 2020 was $2.0 million, or $0.05 per share. GAAP net loss for the first six months of 2020 was $2.0 million, or $0.05 per share.

●	Non-GAAP net income (loss) for the second quarter of 2021 was $(1.8) million or $(0.04) per diluted share, and for the first six months of 2021 was $(8.0) million or $(0.20) per diluted share. Non-GAAP net income for the second quarter of 2020 was $0.8 million or $0.02 per diluted share, and for the first six months of 2020 was $4.0 million, or $0.10 per diluted share.
●	Adjusted EBITDA for the second quarter of 2021 was $(1.0) million and for the first six months of 2021 was $(6.2) million. Adjusted EBITDA for the second quarter of 2020 was $3.1 million, and for the first six months of 2020 was $8.3 million.

●	Cash, cash equivalents and short-term investments at June 30, 2021 totaled $109.3 million compared to $115.2 million and $115.3 million at March 31, 2021 and December 31, 2020, respectively.

Outlook

For the Full Year 2021, OneSpan currently expects:

●	Total revenue in the range of $205 million to $215 million as compared to our prior guidance of $215 million to $225 million.
●	Recurring revenue in the range of $115 million to $120 million as compared to our prior guidance of $120 million to $125 million
●	ARR growth of 17% to 20% as compared to our prior guidance of 22% - 26%.
●	And Adjusted EBITDA in the range of negative $12 million to negative $15 million as compared to our prior guidance of approximately break-even.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, August 4, 2021, at 4:30 p.m. EST. During the conference call, Mr. Steven Worth, interim CEO, and Mr. John Bosshart, interim CFO, will discuss OneSpan’s results for the second quarter and first six months of 2021.

To access the conference call, dial 844-802-2443 for the U.S. or Canada and 1-412-902-4277 for international callers. The conference ID number is 10158182.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	DBNE is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
4	An explanation of the use of non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below.
5	We are not providing a reconciliation to GAAP net income as the most directly comparable GAAP measure because we are unable to predict certain items contained in the GAAP measure without unreasonable efforts.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they execute. We make digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than half of the top 100 global banks and thousands of financial institutions around the world. Whether automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our expectations for our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-19 pandemic and actions taken to contain it; our ability to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio actions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as those factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K. Our filings with the Securities and Exchange Commission (the “SEC”) and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Product and license	$28,378	$35,384	$56,823	$73,644
Services and other	23,899	19,570	46,229	37,680
Total revenue	52,277	54,954	103,052	111,324

Cost of goods sold
Product and license	9,589	12,576	19,130	23,314
Services and other	6,881	5,649	12,662	10,981
Total cost of goods sold	16,470	18,225	31,792	34,295

Gross profit	35,807	36,729	71,260	77,029

Operating costs
Sales and marketing	15,997	14,694	34,376	29,553
Research and development	12,096	10,541	24,340	20,535
General and administrative	15,039	10,846	27,590	23,114
Amortization of intangible assets	1,534	2,335	3,107	4,689
Total operating costs	44,666	38,416	89,413	77,891

Operating loss	(8,859)	(1,687)	(18,153)	(862)

Interest income, net	2	126	6	333
Other income, net	1,029	509	667	171

Loss before income taxes	(7,828)	(1,052)	(17,480)	(358)
Provision (benefit) for income taxes	(1,143)	973	(1,644)	1,663

Net loss	$(6,685)	$(2,025)	$(15,836)	$(2,021)

Net loss per share
Basic	$(0.17)	$(0.05)	$(0.40)	$(0.05)
Diluted	$(0.17)	$(0.05)	$(0.40)	$(0.05)

Weighted average common shares outstanding
Basic	39,694	40,028	39,692	40,059
Diluted	39,694	40,028	39,692	40,059

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and equivalents	$66,530	$88,394
Short term investments	42,726	26,859
Accounts receivable, net of allowances of $3,147 in 2021 and $4,135 in 2020	45,762	57,537
Inventories, net	9,498	13,093
Prepaid expenses	7,823	7,837
Contract assets	5,243	7,202
Other current assets	9,860	6,256
Total current assets	187,442	207,178
Property and equipment, net	11,468	11,835
Operating lease right-of-use assets	10,035	11,356
Goodwill	97,842	97,552
Intangible assets, net of accumulated amortization	24,227	27,196
Deferred income taxes	8,942	7,030
Contract assets - non-current	1,634	1,877
Other assets	12,738	11,179
Total assets	$354,328	$375,203
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,918	$5,684
Deferred revenue	43,058	43,417
Accrued wages and payroll taxes	15,146	13,649
Short-term income taxes payable	997	2,618
Other accrued expenses	10,190	8,334
Deferred compensation	571	1,602
Total current liabilities	76,880	75,304
Long-term deferred revenue	10,676	11,730
Long-term lease liabilities	11,154	12,399
Other long-term liabilities	10,195	10,423
Long-term income taxes payable	5,042	6,095
Deferred income taxes	1,736	1,912
Total liabilities	115,683	117,863
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,200 and 40,103 shares issued; 40,200 and 40,103 shares outstanding at June 30, 2021 and December 31, 2020, respectively	40	40
Additional paid-in capital	99,223	98,819
Treasury stock, at cost, 361 and 250 shares outstanding at June 30, 2021 and December 31, 2020, respectively	(7,938)	(5,030)
Retained earnings	157,917	173,731
Accumulated other comprehensive loss	(10,597)	(10,220)
Total stockholders' equity	238,645	257,340
Total liabilities and stockholders' equity	$354,328	$375,203

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss from operations	$(15,836)	$(2,021)
Adjustments to reconcile net loss from operations to net cash provided by (used in) operations:
Depreciation and amortization of intangible assets	4,582	6,097
Loss on disposal of assets	19	53
Deferred tax benefit	(2,194)	(319)
Stock-based compensation	2,634	2,210
Changes in operating assets and liabilities:
Accounts receivable, net	11,021	7,528
Inventories, net	3,585	3,376
Contract assets	1,974	(2,026)
Accounts payable	1,280	(5,025)
Income taxes payable	(2,652)	(5,870)
Accrued expenses	3,660	(791)
Deferred compensation	(1,031)	13
Deferred revenue	(931)	2,990
Other assets and liabilities	(4,927)	(1,834)
Net cash provided by operating activities	1,184	4,381

Cash flows from investing activities:
Purchase of short term investments	(32,253)	(14,645)
Maturities of short term investments	16,100	13,340
Additions to property and equipment	(1,208)	(2,167)
Other	(17)	(48)
Net cash used in investing activities	(17,378)	(3,520)

Cash flows from financing activities:
Repurchase of common stock	(2,908)	—
Tax payments for restricted stock issuances	(2,230)	(1,179)
Net cash used in financing activities	(5,138)	(1,179)

Effect of exchange rate changes on cash	(511)	20

Net decrease in cash	(21,843)	(298)
Cash, cash equivalents, and restricted cash, beginning of period	89,241	85,129
Cash, cash equivalents, and restricted cash, end of period	$67,398	$84,831

Revenue by major products and services (in thousands, unaudited):

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Hardware products	$19,451	$24,188	$37,119	$43,926
Term-based software licenses	5,922	4,990	13,899	14,194
Perpetual software licenses	3,005	6,206	5,805	15,524
Product and license	$28,378	$35,384	$56,823	$73,644

Subscription	9,824	6,133	18,229	11,840
Professional services	1,041	1,326	2,443	2,747
Maintenance, support, and other	13,034	12,111	25,556	23,093
Services and other	$23,899	$19,570	$46,228	$37,680

Total revenue	$52,277	$54,954	$103,051	$111,324

Recurring Revenue (in thousands, unaudited):

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Subscription	$9,824	$6,133	$18,229	$11,840
Term-based software licenses	5,922	4,990	13,899	14,194
Maintenance, support, and other	13,034	12,111	25,557	23,093
Total Recurring Revenue	$28,780	$23,234	$57,685	$49,127

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates in comparison to our historical operating results.

These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful within the context described below, they are in fact incomplete and are not measures that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to stockholders as a return on their investment. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(6,685)	$(2,025)	$(15,836)	$(2,021)
Interest income, net	(2)	(126)	(6)	(333)
Benefit for income taxes	(1,143)	973	(1,644)	1,663
Depreciation and amortization of intangible assets	2,272	3,078	4,582	6,097
Long-term incentive compensation	1,567	1,165	3,109	2,880
Non-recurring items (1)	3,025	—	3,573	—
Adjusted EBITDA	$(966)	$3,065	$(6,222)	$8,286

(1) Non-recurring items include $2.3 million and $2.7 million of outside service costs related to the proxy contest for the three and six months ended June 30, 2021, respectively, as well as the related $0.7 million settlement with Legion Partners Holdings, LLC.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance, and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods that have significant adjustments to the accruals in the period that relate to a longer period of time, which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock unit grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss	$(6,685)	$(2,025)	$(15,836)	$(2,021)
Long-term incentive compensation	1,567	1,165	3,109	2,880
Amortization of intangible assets	1,534	2,335	3,107	4,689
Non-recurring items (1)	3,025	—	3,573	—
Tax impact of adjustments (2)	(1,225)	(700)	(1,958)	(1,514)
Non-GAAP net income (loss)	$(1,784)	$775	$(8,005)	$4,034

Non-GAAP net income (loss) per share	$(0.04)	$0.02	$(0.20)	$0.10

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	39,694	40,028	39,692	40,059

(1) Non-recurring items include $2.3 million and $2.7 million of outside service costs related to the proxy contest for the three and six months ended June 30, 2021, respectively, as well as the related $0.7 million settlement with Legion Partners Holdings, LLC.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2021 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa
Vice President of Investor Relations

+1-312-766-4009
joe.maxa@onespan.com